UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously announced by Cleveland-Cliffs Inc (the "Company"), Mr. John S. Brinzo will be retiring as Chief Executive Officer of the Company effective September 1, 2006. Mr. Brinzo will remain as Chairman of the Board of Directors through May 8, 2007. Mr. Joseph A. Carrabba, current President and Chief Operating Officer of the Company, will succeed Mr. Brinzo as Chief Executive Officer. In connection with Mr. Brinzo's retirement, on August 17, 2006, the Compensation and Organization Committee (the "Committee") of the Board of Directors approved a retirement package for Mr. Brinzo that consists of the following:

(a) An annual retainer as non-employee Chairman of the Board of Directors of $250,000, to be paid on a prorated basis assuming retirement from the Board of Directors on May 8, 2007 (for a total expected retainer of $166,667);

(b) A payment of $1,000,000, in recognition that Mr. Brinzo is forgoing expected salary and bonuses as a result of his retirement earlier than anticipated;

(c) A lump sum payment of approximately $150,000, representing the amount Mr. Brinzo would have received if the lump sum payment of $1,000,000 were treated as compensation under the cash balance formula applicable to the Company's Supplemental Executive Retirement Plan ("SERP") over the amount actually payable to Mr. Brinzo under the SERP for 2006 service;

(d) Vesting on a prorata basis upon his retirement from the Board of Directors on May 8, 2007, of the Performance Share awards granted to Mr. Brinzo for the performance periods 2004-2006, 2005-2007 and 2006-2008, the timing and payment to be determined in accordance with the terms of the Incentive Equity Plan and based on the Company's performance for the relevant performance periods;

(e) Removal of the transfer restrictions on any outstanding restricted stock grants, such removal effective on May 9, 2007;

(f) A lifetime membership in The Union Club of Cleveland, Ohio;

(g) Secretarial services until Mr. Brinzo reaches age seventy-two; and

(h) Financial advisory services for the three years following his retirement as Chief Executive Officer.

On August 17, 2006, the Committee also approved the following changes to the compensation of Joseph Carrabba effective as of September 1, 2006, in recognition of Mr. Carrabba's increased responsibilities as Chief Executive Officer of the Company:

(a) An increase in salary from $483,000 to $600,000 per year;

(b) An increase in Mr. Carrabba's target bonus for 2006 from 80 percent to 100 percent of his base salary under the Management Performance Incentive Plan; and

(c) An increase of 100% in the amount of the Performance Share Grant for the Performance Period 2006-2008 from 16,600 shares (on a post-split basis) on May 8, 2006 (14,110 Performance Shares and 2,490 Retention Units) to 33,200 shares (28,220 Performance Shares and 4,980 Retention Units).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously announced by the Company, Mr. Brinzo will be retiring Chief Executive Officer of the Company effective as of September 1, 2006. Mr. Brinzo will remain as Chairman of the Board of Directors through May 8, 2007.

Mr. Joseph A. Carrabba, current President and Chief Operating Officer of the Company, will succeed Mr. Brinzo as Chief Executive Officer.

The material terms of Mr. Brinzo's retirement package and Mr. Carrabba's compensation as Chief Executive Officer are described in Item 1.01 of this Form 8-K and incorporated into this Item 5.02 by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

August 18, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary